UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2005

ACCENTURE LTD

(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16565 (Commission File Number)	98-0341111 (I.R.S. Employer Identification No.)

Canon’s Court
22 Victoria Street
Hamilton HM12, Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 296-8262

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

     On May 20, 2005, Accenture SCA, the Luxembourg partnership limited by shares that is the holding company for Accenture’s worldwide operations, filed a preliminary information statement with the SEC relating to certain proposals to be considered at an upcoming extraordinary general meeting of its shareholders. Accenture Ltd currently holds 522,258,442 Accenture SCA’s Class I common shares (and various lettered, sub-series of that class) and all 470,958,308 of Accenture SCA’s outstanding Class II common shares. Accenture Ltd’s subsidiaries currently hold an additional 111,411,138 Class I common shares. Among other things, Accenture SCA is proposing to its shareholders certain amendments to the rights of the Class II common shares held by Accenture Ltd (the “Company”), as well as the creation of a new class of common shares to be known as “Class III common shares” (and various lettered, sub-series of that class) into which all Accenture SCA Class I common shares held by the Company and its affiliates (and all various lettered, sub-series of that class) would be reclassified. If this proposal is approved by the shareholders of Accenture SCA, then all outstanding Accenture SCA Class I common shares will be held only by our partners, former partners and their permitted transferees.

     The Company, in its capacity as the general partner of Accenture SCA, has caused Accenture SCA to propose the amendment of the terms of the Class II shares, as well as the creation of the Class III common shares and additional lettered, sub-series of the same, in order to facilitate the most efficient movement of cash between Accenture SCA and Accenture Ltd, free of any withholding taxes, to fund the payment of any cash dividends the Company may declare on its Class A common shares. At present, neither the Company, in its own right or in its capacity as general partner of Accenture SCA, nor the shareholders of Accenture SCA, have considered or approved any cash dividends on the Company’s Class A common shares or Accenture SCA’s Class I common shares. These proposals are being considered only to facilitate the payment of future cash dividends, if any, should the Board of Directors of the Company approve the payment of such dividends in the future. Through its current shareholdings in Accenture SCA, the Company effectively controls the outcome of the vote on these proposals.

     If these actions are approved, then if the Board of Directors of the Company authorizes the payment of a cash dividend on the Company’s Class A common shares, the Company would redeem Accenture SCA Class II and Class III common shares (or lettered sub-series of that class) that it holds to obtain cash needed to pay dividends on the Company’s Class A common shares. Accenture SCA’s Class II and Class III common shares (or lettered sub-series of that class) will not be entitled to any cash dividends. If at any time Accenture SCA were to pay a cash dividend on its Class I Common Shares, additional SCA Class II common shares and Class III common shares would be issued to the Company and its subsidiaries with a value equal to the amount of cash dividends that would have been paid on the Accenture SCA Class II common shares and Class III common shares (and lettered sub-series thereof) had they ratably participated in the cash dividend paid on the Accenture SCA Class I common shares. It is currently contemplated that any cash dividends approved by the Company would be paid concurrently and ratably on the Company’s outstanding Class A common shares and Accenture SCA’s outstanding Class I common shares. It is not possible for a separate cash dividend to be declared or paid on Accenture SCA’s Class I common shares without the consent of the Company.

     If these actions are approved, Accenture SCA Class II common shares and Class III common shares (and all lettered sub-series of that class) may not be held by anyone other than Accenture Ltd or its subsidiaries. The amendment of the existing Accenture SCA Class II common shares, the creation of the Accenture SCA Class III common shares (and all lettered sub-series of that class), or the reclassification of the Accenture SCA Class I common shares currently held by Accenture Ltd and its subsidiaries will not have any effect on the number of shares outstanding for purposes of computing the Company’s earnings per share, the effective voting control that the Company, as general partner of Accenture SCA, holds over Accenture SCA, or any other rights attributable to the Company’s current shareholdings in Accenture SCA.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCENTURE LTD
Date: May 20, 2005	By:	/s/ Douglas G. Scrivner
		Name:	Douglas G. Scrivner
		Title:	General Counsel and Secretary